Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Media:	Suzanne Hatcher (858) 617-2226 suzanne.hatcher@carefusion.com	Investors:	Carol Cox (858) 617-2020 carol.cox@carefusion.com

CAREFUSION ANNOUNCES DEPATURE OF CHIEF OPERATING OFFICER

Dwight Winstead to leave CareFusion on June 30 after 40 years in health care

SAN DIEGO, April 5, 2011– CareFusion (NYSE: CFN), a leading global medical technology company, today announced Chief Operating Officer Dwight Winstead will leave the company on June 30.

Winstead has served as COO since CareFusion separated from Cardinal Health on Sept. 1, 2009, during which time he had responsibility for sales, marketing, R&D and manufacturing for the company’s business segments. He joined Cardinal Health in 1997 and held a variety of positions including president of the Clinical Technologies and Services business and group president for Cardinal Health’s Automation and Information Services segment.

“After 40 years in health care and perhaps the most important two years of my career since the spinoff from Cardinal Health, I look forward to pursuing other passions,” said Winstead. “CareFusion is in a great position with an operations-oriented CEO in Kieran and strong leaders managing our core businesses. The timing is right for my departure.”

Chairman and CEO Kieran Gallahue said: “Dwight and I agreed the timing was right to streamline the organization. He has been a foundational leader at CareFusion and he leaves a legacy of strong operators and industry-leading businesses. I look forward to working closely with Dwight through his transition in June and wish him well.”

About CareFusion

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve patient care. The company develops market-leading technologies including Alaris® infusion pumps, Pyxis® automated dispensing and patient identification systems, AirLife™, AVEA® and LTV® series of ventilators and respiratory products, ChloraPrep® skin prep products, MedMined™ services for data mining surveillance, V. Mueller® and Snowden-Pencer® surgical instruments and NeuroCare diagnostic products. CareFusion employs more than 14,000 people across its global operations. More information may be found at www.carefusion.com.

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